Exhibit 99.1.1

Dear Investor,

STW Resources Holding Corporation appreciates and respects your continued support of the company and its continuing efforts to bring value to all investors and stakeholders.

Upon review of the company’s current debt, STW’s Management and Board of Directors have determined to offer creditors a debt exchange program, as follows:

Current Convertible Note	New Convertible Note

Unsecured debt, no liquidation preference	Promissory, 1x Liquidation

12% interest	14% interest (6% cash + 8% PIK)

Conversion price $0.25	Conversion price $0.08

Warrants exercisable @ $3.00 (< I year remaining)	Warrants exercisable @ .20 (two years)

25% warrant coverage	Additional 50% warrant coverage

Current principal plus accrued interest to date will comprise the principal amount of the new note.

To participate in this debt exchange program, each creditor is requested to provide capital in the amount of 10% of the original note amount. This amount will be added to the principal of the new note

Initial principal + accrued interest + 10% participation = principal amount of new note

Alternatively, the company is interested in allowing conversion of a small percentage of their existing debt that is over one year old. This conversion would be at the prevailing market price, and would be accompanied by warrants of the same terms as those issued in the new note.

I have attached a new note, warrant and subscription agreement for the exchange. Please note that there is a deadline of November 30, 2011 to complete this transaction.

For further information and/or participation in this debt exchange, please contact Roger Levine (619) 272-2806 or Paul DiFrancesco (619) 272-2805 at Viewpoint Securities.

Please don’t hesitate to call me at our corporate offices in Midland, Texas.

Best Regards,

Stanley T. Weiner
Chairman & CEO